James A. Hixon
Senior Vice President Administration
Norfolk Southern Corporation
Special Securities Analyst Meeting
Brosnan Forest, S.C.
February 27, 2003

Good morning. There are two items I would like to cover this morning as part of the labor update. The first is a recent decision involving the operation of remote control units, and the second is an update of the current round of labor negotiations.

As you may recall, in September of 2001, we entered into a Letter of Intent with the United Transportation Union to have UTU-represented employees operate the remote control devices for locomotives in terminal operations. In May of 2002, we reached a definitive agreement with the UTU for implementation of remote control devices in and around terminals. The Brotherhood of Locomotive Engineers did not agree with the designation of the UTU-represented employees as the operators and sought to have the work assigned to locomotive engineers. The BLE took the position that the assignment of remote control devices to the UTU infringed upon the work that had been exclusively reserved to engineers by agreement or practice. The industry ultimately ended up in a single arbitration with both the BLE and the UTU. Earlier last month, the arbitrator issued his decision on the operation of remote control devices in favor of the position of UTU and the railroads. After reviewing the facts and the briefs submitted in the case, the arbitrator found that no national or local agreement reserved the operation of remote control devices to the engineer craft. The arbitrator accepted our argument that the operation of remote control units replicates the level of control that UTU-represented employees already exercise over engine movements in and around terminals. According to the arbitrator, the CPU, or computer, on the engine performs the functions formerly performed by the engineer, not the ground service person operating the remote control unit.

To date, we have implemented remote control operations at 34 terminals, for a total of 54 devices in operation. If we operate the remote control devices, three shifts, seven days a week, four to five employees per remote control unit, are furloughed. The BLE is understandably upset that the operation of remote control devices is performed by UTU-represented workers and with the elimination of engineer positions where remote control units are in use. However, by operation of the labor agreements, the person who ultimately loses his job is the most junior ground service employee. This is because the agreements with the BLE allow them to bump down and take UTU assignments from junior people. However, with our hiring needs, we do not expect any substantial labor protective benefits to be triggered by remote control.

I also should mention that the BLE is currently in discussions with the Teamsters for a merger of the two unions. The operation of remote control devices by UTU-represented employees has become a thorn in the BLE's side and is helping the BLE leadership to push for a merger with the Teamsters. At the same time, we have BLE- and UTU-represented train crews visiting our customers and trying to improve customer service and enhance our sales. Therefore, the selection of terminals and the timing of implementation of remote controls must be considered carefully in view of these other issues.

The second area I wanted to cover today is the status of our labor negotiations with our many unions. As you may know, negotiations in the railroad industry are governed by the Railway Labor Act. Under the Act, contracts do not expire, instead we include moratoriums within our agreements that provide no changes will be sought for a period of time. The moratoriums on the last contracts expired in November of 1999, and each side filed the required notices to change the contracts. While the Railway Labor Act has specific notice requirements and deadlines that I will not go over, I would like to summarize the general process under the Act. After the notices, referred to as "Section 6 notices," are filed, the parties meet to try and resolve their differences through negotiations. There is no time limit on the negotiations; however, at any time one of the parties can break off negotiations. Then the parties have 10 days to seek mediation with the National Mediation Board (NMB), which consists of three members appointed by the President and confirmed by the Senate. There are no time limits on mediation and if the NMB at any time decides it is unable to mediate a settlement, it will encourage binding arbitration. If arbitration is rejected by either side, the status quo is maintained for 30 days. During the 30-day period, the NMB may (but is not required to) decide that the dispute threatens to interrupt interstate commerce to a degree that will deprive any section of the country of essential transportation service and ask the President to appoint a Presidential Emergency Board (PEB). If the President decides against a PEB, the parties may use self-help, which could be a strike by the union or the implementation of the proposals by the carrier. If a PEB is appointed, it has 30 days to make its recommendation to resolve the dispute. If the recommendations of the PEB are rejected by either party, the parties are free to exercise self-help after 30 days or Congress may choose to legislate the settlement.

We have been in the current round of national negotiations for a little over three years. As you may recall in January 2000, we reached agreement on NS with the BLE for wages. Health and welfare remained with the national negotiations. The wage agreement provided for the continuation of the bonus arrangement where BLE-represented employees participated in our bonus program in lieu of general wage increases through 2004.

As you may recall, in 1996, we reached the first agreement with the BLE on the bonus arrangement. We renewed the arrangement in 2000 with a "snap-back" in wages in 2000. Under the "snap-back," the wages for NS BLE-represented employees were brought up to the national wage rate for BLE-represented employees at the other Class I railroads.

In March 2001, we reached agreement nationally with the Brotherhood of Maintenance of Way Employes, the BMWE, providing for wage adjustments that were principally COLA-based, and health and welfare changes that provided for employee contributions principally made in the form of reductions in the COLA increases.

The negotiations with the BMWE followed the 2000 presidential election. The BMWE did not want to go before a Bush Presidential Emergency Board. In addition, when given the choice of set wage increases or COLA-based wage adjustments, they selected COLA-based wage adjustments to make sure their members kept up with inflation. They also were concerned with the impact of health and welfare changes that could be retroactive so they insisted on making changes to health and welfare as part of the overall agreement.

The BMWE agreement provided a 3.5% general wage increase effective 1/1/01. This 3.5% increase is the same 3.5% increase that the TCU and shopcraft unions received in the previous round that BMWE did not receive. COLA increases were agreed to that would be effective 7/1/01, 7/1/02, 7/1/03 and 7/1/04. However, as part of the overall agreement, BMWE had their COLA increases reduced by offsets for health and welfare increases.

In May 2002, we reached agreement with the UTU for wages and remote control operations. Health and welfare issues are to be resolved through additional negotiations and/or binding arbitration.

As you may recall, the May 2002 was the second tentative agreement with the UTU. The first tentative agreement was reached in July of 2000, and it provided for four general wage increases, nothing for 2000, 2.5% on 7/1/01; 3% on 7/1/02; 2.5% on 7/1/03; and 3% on 7/1/04. It had a standby on health and welfare. A standby means that the unions have agreed that their health and welfare provisions will be governed by the health and welfare provisions in other contracts. The first tentative agreement also contained trip rates, where we changed the basic pay system so that UTU employees will be paid based on a trip rate as opposed to a basic day with additional arbitraries. These arbitraries, to the extent they're in existence at the time we determine the trip rate, will be rolled into the trip rates. The new pay system will be a simpler pay system that will result in few pay claims and increased efficiency in operation. In addition, we believe that the new pay system will provide for enhanced productivity in our operations. The agreement also provided for a $1,200 lump sum for employees hired prior to November 1985 and the elimination and reintroduction of entry rates.

Pursuant to the UTU Constitution, we worked with the UTU on joint questions and answers related to the tentative agreement. During this process, it became apparent that the parties had an important conflict over the terms regarding the elimination of entry rates. The parties kept meeting and talking and in the meantime much changed. First, health and welfare costs were skyrocketing to the point where health and welfare became increasingly critical for this round of negotiations. Second, the carriers, under severe pressure to find ways to contain costs, decided that further delay in the implementation of remote control could not be tolerated, and finally, the economy (especially after September 11th) took a turn for the worse.

The carriers continued the discussions with the UTU, and as a result of those discussions, we reached a second tentative agreement in May 2002. That agreement has since been ratified and is now in effect. The second tentative agreement modified the wage increases since a period of time had passed, and we did not want to make retroactive wage increases. So we changed the pattern to provide 4% on 7/1/02; 2.5% on 7/1/03; and 3% on 7/1/04. The new wage pattern has the same economic value as the wages in the first tentative agreement. As in the first tentative agreement, this agreement provided for trip rates, a $1,200 lump sum payment for pre-'85 employees, and the elimination and reintroduction of entry rates.

The parties also reconstituted the original deal so as to change the health and welfare standby to a process of further negotiation, culminating in binding arbitration. We consider this to be an improvement over the standby agreement.

Most important of all, the second tentative agreement provided for the implementation of remote control operation.

In November 2002, we reached agreement with the International Brotherhood of Boilermaker-Blacksmiths, the IBB, on wages, with a standby on health and welfare. The wage pattern follows the UTU agreement with 4% on 7/1/02; 2.5% on 7/1/03, and 3% on 7/1/04. All members of the IBB received a lump sum payment of $600.

In January 2003, we reached a tentative agreement on NS with the American Train Dispatchers Department of the BLE for wages through 2004 that is based on the UTU wage settlement and bonus participation in lieu of wages from 2005 through 2009, with a standby on health and welfare.

Last month, we held a hearing for binding arbitration with the Transportation Communications Union involving both clerks and carmen. On January 23rd, the arbitrator issued his decision resolving both wages and employee contributions for health and welfare. The unions had previously agreed to certain plan design changes that would produce additional savings for the industry.

The Arbitrator rolled in the Harris COLA of 27 cents effective 10/1/01. He terminated the Harris COLAs effective 6/30/02 and at the same time imposed a 2.5% general wage increase. (The two are approximately equal in value.) He also provided increases of 3.5% on 7/1/02; 3% on 7/1/03; and 3.25% on 7/1/04. He also required health and welfare contributions beginning 7/1/01 of $33.39 per month and increasing each year thereafter.

This is a somewhat busy slide which shows the wage increases for the BMWE, UTU, and TCU. As you will notice with most of the numbers on this slide, the early years tend to be small increases, which is when they are entitled to what we refer to as Harris COLAs, which are basically a half of a cost of living increase. For these three unions, we have resolved wages going forward, and as you can see, the increases in 2002, 2003, and 2004 tend to be larger.

When you take the numerous increases shown on the previous slide and compute a total rate increase for the 2000-2004 period, you can see for the BMWE it's 11.56 percent, for the UTU 12.4 percent, and for the TCU 14.41 percent. Now as you've noticed from the previous slide, some of these increases tend to be back end loaded. When you compute the annual equivalent general wage increase for the BMWE it's 2.01 percent, for the UTU it's 2.06 percent, and for the TCU it's 1.86 percent. I should also point out that the BMWE wages incorporate the current rate of inflation, which is the basis of their increase. The original projections back in 2001 had a total rate increase of 14.97 percent, with the annual equivalent general wage increase at 2.37 percent. As you can see, we have benefited greatly from the low inflation we have experienced in the last couple of years. The UTU numbers include the lump sum payment of $1,200 made to pre-1985 hires in the fall of 2002, but does not include changes in arbitraries for those hired after October 31, 1985.

While we have been focused on wages in this round of negotiations, a more important issue to us has been the ever-increasing cost of health and welfare benefits. Since 1999, the employer cost of health and welfare benefits has basically doubled. The monthly cost has gone from approximately $400 to a little over $800 per employee. At the same time, the employee contribution has remained negligible. Thus, a big push this round has been trying to negotiate employee contributions for their health and welfare benefits. The BMWE agreed to health and welfare contributions in the form of a reduced increase in their cost of living adjustment. Thus, their cost of living increases were reduced by a portion of the annual increase in health and welfare cost, but not more than 50 percent of the cost of living increase. These numbers reflect the monthly payments. The TCU numbers on the other hand are employee contributions that will be made by the employee on a pre-tax basis. Since these increases are not capped by a cost of living increase, you can see that the increases exceed that of the BMWE. The July 1, 2003 increase is actually a decrease because beginning in July 1, 2003 we expect to have begun implementing plan design changes that will save the industry approximately $38.48 per month per employee, in addition to the numbers shown here.

While we were disappointed with the arbitrator's decision on wages, with respect to the TCU, we are pleased that he accepted our arguments on the health and welfare contributions. With the fully implemented plan design changes and the TCU contribution, we will be able to take the employee participation in their health and welfare costs from basically zero to approximately 13 percent of the costs of their benefits. Both the BMWE and the TCU agreements provide that beginning in 2004 and 2005 respectively, the union employees will be responsible for picking up 50 percent of the increase in medical costs experienced by the union plans. This will be capped at 50 percent of the cost of living increase they will be entitled to under the Harris COLA. While the employee participation at 13 percent remains below the participation by nonagreement employees, we believe this is a step in the right direction and will help us bring pressure on the unions to agree to fundamental plan changes that will either decrease our cost or at a minimum reduce the level of increases going forward.